Exhibit 23.2

Consent of Independent Public Accounting Firm

The Board of Directors
Elan Corporation, plc:

We consent to the use of our report dated January 18, 2006, with respect to the statements of net revenues and direct expenses for the Zanaflex Product Line of the Elan Corporation, plc for the period from January 1, 2004 through July 21, 2004 and for the year ended December 31, 2003, included in Amendment No. 4 to the registration statement on Form S-1 of Acorda Therapeutics, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Chartered Accountants
Dublin, Ireland

January 20, 2006